EXHIBIT 10.17.1
AWARD CERTIFICATE
Terms and Conditions

MONSANTO COMPANY
Phantom Share Retention Plan
For Long-Term International Assignees
You have received an Award of Units (“Award”) under the Monsanto Company Phantom Share Unit Retention Plan For Long-Term International Assignees (the “Plan”). The Grant Date, the Vesting Date, and the number of Units covered by the Award, are set forth in the document you have received entitled “Unit Award Statement.” The Unit Award Statement and these terms and conditions collectively constitute the Award Certificate for the Award, and describe the provisions applicable to the Award.
     1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Unit Award Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.
     2. Vesting Date. Your Vesting Date is the two-year anniversary of your successful completion of your international assignment that commences as of your Grant Date, as determined by the Company international assignment administrator. You will be entitled to receive the Unit Value of each Unit covered by this Award determined as of the Vesting Date, provided that you shall not have incurred a Termination of Service before your Vesting Date. A change of control of the Company will have no effect on the vesting of the Award.
     3. Termination of Service Prior to Vesting Date. The effect of your Termination of Service prior to the Vesting Date shall be as follows:
     (a) Involuntary Termination Without Cause, Retirement, Death or Disability
i.	If you incur a Termination of Service by reason of an Involuntary Termination Without Cause, Retirement, death or Disability prior to your successful completion of your assignment, you will forfeit all of the Units covered by this Award as of the date of your Termination of Service.

ii.	If you incur a Termination of Service by reason of death or Disability after your successful completion of your assignment and prior to you becoming fully vested in this Award, you will be entitled to receive the Unit Value of a percentage (as described below) of the Units covered by this Award determined as of the date of your Termination of Service. Such percentage shall be equal to: (A) the number of months included in the period from the first day of the calendar month immediately preceding the date of your successful completion of your assignment through the last day of the month that occurs on, or immediately preceeds, the date of your Termination of Service, (B)

divided by 24. You will forfeit any unvested Units covered by this Award as of the date of your Termination of Service.
     (b) Termination for Cause. If your Termination of Service is a Termination for Cause, you will forfeit all Units covered by this Award.
     (c) Other. If your Termination of Service is by reason of voluntary resignation or any other reason not described in paragraph 3(a), (b) or (c) above, you will forfeit all Units covered by this Award.
     4. Payment of Unit Value. Payment of the Unit Value of Units pursuant to paragraph 2 or paragraph 3(a) or (c), above, shall be made to you in cash as soon as administratively feasible following the Vesting Date or, with respect to a payment pursuant to paragraph 3(a), following the date of your Termination of Service.
     5. Withholding. The Company shall withhold from the amounts payable to you all taxes that the Company is required to withhold under applicable federal, state or local law and regulations.
     6. Nontransferability. This Award is not transferable by you other than upon death by will, the laws of descent and distribution, or written designation of a beneficiary.
     7. No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company to terminate or transfer your employment or service at any time or for any reason.
     8. Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company and the person or entity to whom the Award may have been transferred by will, the laws of descent and distribution or beneficiary designation. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
     9. Amendment. The terms and conditions of this Award Certificate may not be amended in a manner adverse to you without your consent.
     10. Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of this Award. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Award in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.